Exhibit 10.43

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into by and between Monster Creative, LLC, a California limited liability company (the “Company”), and Doug Brandt, an individual (“Employee”), effective as of July 1, 2021 (the “Effective Date”).

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment. The Company hereby employs Employee, and Employee hereby accepts such employment, on the terms and conditions of this Agreement.

2. Term. By signing this Agreement, Employee reiterates his intention to remain employed with the Company for a period of time beginning on the Effective Date and ending on the date that is thirty six (36) months from the Effective Date (the “Initial Term”), unless earlier terminated pursuant to Section 6 below. Following the Initial Term, this Agreement will remain in effect until terminated by either party with fifteen (15) days’ prior written notice (the time during which Employee is employed by the Company is referred to hereinafter as the “Term”).

3. Duties.

3.1. General Duties. Employee shall be employed as the Chief Executive Officer and Creative Director of the Company, and shall have such duties, responsibilities and obligations as are established by the Company or are generally required of persons employed in similar positions. Employee shall also perform such other services and duties for the Company which are appropriate and customary to the offices and positions held by Employee and assigned or delegated to him from time to time by the Company. Employee shall report directly to HUMBL, Inc.’s (“HUMBL”) Chief Executive Officer, Brian Foote. Employee shall be eligible for any indemnification rights in connection with or as a result of Employee’s service as an officer or director in accordance with the Company’s Operating Agreement, and as required by law.

3.2. Performance. To the best of his ability and experience, Employee will at all times during the Term loyally and conscientiously perform all duties, and discharge all responsibilities and obligations, required of and from him pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. Except as set forth in Section 3.3 below, Employee shall devote substantially all his business time, energy, skill and attention to the business of the Company, and the Company shall be entitled to all of the benefits and profits arising from or incident to all such work, services, and advice of Employee rendered to the Company during the Term.

3.3. Side Projects. Employee may devote a reasonable amount of time to the following activities (e.g., a few hours a week), so long as such activities do not individually or in the aggregate inhibit or prohibit the performance of Employee’s duties under this Agreement, or conflict with the Company’s business: (a) own, operate, and provide limited services to Phantom Power, LLC (“Phantom Power”), which do not directly compete with the Company’s projects; (b) develop creative entertainment projects on a personal basis or through Employee’s separately-owned companies, including, without limitation, movie ideas, show concepts, music, and scripts, which do not directly compete with the Company’s projects; and (c) the supervision of his and his family’s personal passive investments and other uncompensated activities involving professional, charitable, community, educational, and religious organizations (including membership on the boards of such organizations).

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4. Compensation and Benefits.

4.1. Salary. The Company shall pay to Employee an annual base salary of $500,000.00 (“Annual Base Salary”). Employee’s Annual Base Salary, which shall be prorated for any partial employment period, will be payable in equal bi-weekly installments or at such other intervals as may be established for the Company’s customary payroll schedule, less all applicable federal, state and local income and employment tax withholdings required by law.

4.2. Employee Benefits. During the Term, Employee will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other similarly situated employees of the Company, including, without limitation, medical, dental, vision, life, and disability insurance coverage, 401(k) plan, and other fringe benefit plans and programs. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

4.3. Vacation. Employee will be entitled to fifteen (15) days of paid vacation per year, with the timing and duration of specific vacations mutually and reasonably agreed to by the parties hereto. Employee may accrue up to a maximum cap of twenty-five (25) vacation days.

4.4. Expenses. The Company will reimburse Employee for reasonable travel, entertainment or other expenses incurred by Employee in the furtherance of or in connection with the performance of Employee’s duties hereunder, provided that such expenses are pre-approved in writing by the Company, are not in excess of any travel/expense budget provided to Employee, and Employee provides all receipts and other supporting documentation as may be requested by the Company. The Company will reimburse Employee for business class airfare for all work-related flights of four (4) hours or more.

4.5. Annual Performance Bonus. The Company and Employee shall work diligently and in good faith to establish the annual performance bonuses to which Employee shall be eligible by no later than October 1, 2021, which shall be based on the following: (i) an annual performance bonus based on the amount of the excess by which the performance of the Company exceeds certain metrics, as may be mutually agreed upon by the Company and Employee; and (ii) in the event the Company performs services for any affiliate or third party for which payment of the services is not based on an hourly rate schedule and is paid in an amount that is not immediately available funds (e.g,. securities), then Employee shall be entitled to participate in the ownership of such funds in a manner and amount that is mutually agreed upon by the Company and Employee. Any such annual performance bonuses shall be determined to the extent reasonably practical on or before December 31 of each year and paid on or before January 31 of the following year; provided, however, in the event any portion of the annual performance bonus is not immediately available funds (e.g., securities), then the Company shall provide Employee reasonable evidence of a right to such portion of the annual performance bonus and upon such time as such portion of annual performance bonus becomes immediately available funds, provide, deliver and pay such bonus to Employee in immediately available funds.

5. Restrictions.

5.1. No Use of Company Property for Personal Use. No Company property may be used for personal purposes by Employee without the prior written consent of the Company. Additionally, no personal expenses are to be paid for with Company funds.

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5.2. Corporate Opportunity Doctrine. As an employee of the Company, Employee hereby acknowledges and agrees that the “corporate opportunity” doctrine applies to Employee with respect to his fiduciary duties to the Company. As a result, Employee agrees to provide the Company with a right to review and accept various business opportunities that may be complimentary to the Company’s business operations, except as set forth in Section 3.3. Any business opportunity that is rejected by the Company in writing will then be excluded from the restrictions otherwise applicable to Employee under this Section 5.2.

6. Termination of Employment.

6.1. Death or Disability. If Employee’s employment shall terminate due to his death or Disability (defined below), Employee (or his/her estate) shall be paid, in lieu of all other payments hereunder, the following: (1) accrued and unpaid salary through the effective date of the termination of Employee’s employment with Company (“Date of Termination”); (2) accrued and unused vacation through the Date of Termination; (3) a pro-rated portion of any bonuses, including without limitation, performance bonuses, based on Employee’s performance through the Date of Termination; (4) vested benefits and other amounts due to Employee under any plan, program, policy or other agreement with the Company; and (5) reimbursement for all actual and previously unreimbursed out-of-pocket business expenses properly incurred to the Date of Termination in accordance with Company’s standard business expense reimbursement policies (collectively, the “Accrued Amounts”). The Accrued Amounts shall be paid to Employee or Employee’s surviving spouse, if any, or otherwise to Employee’s estate, in a single lump sum payment within thirty (30) days of Employee’s death or Disability, or, if otherwise provided in an applicable employee benefit plan, in accordance with the time and form of payment provisions of such plan, in accordance with applicable law. For purposes of this Agreement “Disability” shall mean that Employee has been prevented from working for more than a continuous period of six (6) months, or for shorter periods aggregating more than six (6) months in any consecutive twelve (12) month period, because of physical or mental incapacity or other disability for which Employee has been provided all legally required leaves of absence and reasonable accommodations.

6.2. Termination Without Cause or Resignation for Good Reason. If (1) Company terminates Employee’s employment during the Initial Term other than (a) due to Employee’s death or Disability or (b) for Cause (as defined below); or (2) if Employee resigns from Employee’s employment for Good Reason (as defined below) during the Initial Term, Employee shall receive the Accrued Amounts on the Date of Termination and, in addition, subject to the Severance Conditions below, (i) Company shall provide a severance payment equal to three (3) months of Employee’s salary as of the Date of Termination (the “Severance Payment”), divided and paid in equal installments over a period of three (3) months in accordance with Company’s regular payroll practices starting on the first regular payday occurring after the effective date of the Release (as defined below), and (ii) the Company will reimburse Employee for COBRA premiums (at the coverage levels and at the Company-paid rate in effect immediately prior to such termination) for Employee and Employee’s covered dependents until the earliest of (A) the date that is three (3) months following the Date of Termination, (B) the date that Employee (or Employee’s spouse or dependents, as applicable) are no longer eligible for COBRA coverage or (C) the date when Employee receives substantially equivalent health insurance coverage in connection with new employment (the “COBRA Benefit”). Company’s obligation to pay Employee the Severance Payment and COBRA Benefit shall be conditioned on Employee’s satisfaction of the following (the “Severance Conditions”): (1) Employee must first sign, and allow to become effective, a mutually-approved separation agreement, which shall include a full general release in a form acceptable to Company, releasing all claims, known or unknown, that Employee may have against Company arising out of or any way related to Employee’s employment or termination of employment with Company (the “Release”); and (2) on or before the effective date of the Release, Employee must have (i) reconfirmed Employee’s agreement to abide by all of the surviving provisions of this Agreement and any other agreement between Employee and Company, (ii) agreed to cooperate in the transition of Employee’s employment; and (iii) agreed not to make any voluntary statements, written or oral, that defame or disparage the personal and/or business reputations, practices, or conduct of the Company or any of its affiliates, except for any statements that constitute protected or privileged conduct under applicable law. All other Company obligations to Employee will be automatically terminated and completely extinguished except as provided by law. In the event that Employee is terminated without Cause or Employee terminates his employment without Good Reason, Employee shall be under no obligation to mitigate any damages.

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6.3. Termination for Cause. Company shall have the right at any time, upon written notice to Employee, to terminate Employee’s employment immediately for Cause. If Company terminates Employee’s employment for Cause, Employee shall have no right to receive any further compensation other than the Accrued Amounts. In the event that Company terminates Employee’s employment for Cause, Company shall pay Employee Employee’s Accrued Amounts on the Date of Termination.

As used herein “Cause” shall mean: (a) conviction or entry of a plea of nolo contendere for any felony; (b) embezzlement, misappropriation, fraud, dishonesty, unethical business conduct, or breach of fiduciary duty to Company or any affiliate (other than those acts that are curable without damage to the Company and/or its affiliates, in which case Employee will have ten (10) days to cure such breach following written notice thereof to Employee by Company, and other than those acts that do not result in material harm to the Company); (c) inability or refusal to substantially perform Employee’s duties hereunder and Employee’s failure to cure such condition within 30 days after receiving written notice thereof by the Company; (d) failure to follow reasonable and lawful directions from the persons to whom Employee reports and Employee’s failure to cure such condition within 30 days after receiving written notice thereof by the Company; (e) excessive use of alcohol or illegal drugs that materially interferes with performance of Employee’s obligations to Company or any affiliate, continuing after written warning; (f) commission of any willful or intentional act which materially injures the reputation, business or business relationships of Company, any affiliate, Employee or other employees of Company or any affiliates; (g) willful disregard or violation of Company’s or any affiliate’s written policies regarding harassment or discrimination, or any other material violation of Company’s or any affiliate’s written policies as in effect from time to time and Employee’s failure to cure such breach within 30 days after receiving written notice thereof by the Company; (h) gross negligence or willful misconduct in the performance of Employee’s duties or with regard to the assets, business or employees of Company or any affiliates; (i) intentional usurpation of a material corporate opportunity; or (j) intentional misappropriation, unauthorized use or disclosure of Proprietary Information that results in a material breach of this Agreement.

As used herein “Good Reason” shall mean Employee’s resignation due to the occurrence of any of the following conditions which occurs without Employee’s written consent, provided that the requirements regarding advance notice and an opportunity to cure set forth below are satisfied: (i) a material reduction of Employee’s duties, authority, responsibilities or reporting relationship relative to Employee’s duties, authority, responsibilities or reporting relationship as in effect immediately prior to such reduction; (ii) a reduction in Employee’s then-current salary; (iii) any material breach by the Company or any successor company of any material provision of this Agreement and the Transaction Documents (as such term is defined in the Membership Purchase Agreement); (iv) any material breach by HUMBL or any successor company of any material provision of this Agreement and the Transaction Documents, including, without limitation, its promissory note obligations to Phantom Power; (v) the failure of any acquirer or successor to the Company or any affiliate of such affiliate or successor to assume or otherwise continue the obligations under this Agreement; (vi) the Company (or its successor) conditions Employee’s continued service on Employee being transferred to a site of employment that would increase Employee’s one-way commute by more than 5 miles from Employee’s then principal residence; (vii) commission of any willful or intentional act, including, without limitation, harassment or discrimination, by HUMBL or its officers or directors which materially injures the reputation, business or business relationships of Company, any affiliate, Employee or other employees of Company or any affiliates; or (viii) intentional misappropriation, unauthorized use or disclosure of Proprietary Information belonging to the Company’s clients that results in a breach of the Company’s agreements. In order for Employee to resign for Good Reason, Employee must provide written notice to the Company of the existence of the Good Reason condition within 90 days of the initial existence of such Good Reason condition. Upon receipt of such notice, the Company will have 30 days during which it may remedy the Good Reason condition, Employee may suspend work for the Company, and the Company will not be required to provide the termination payments or benefits described herein as a result of such proposed resignation. If the Good Reason condition is not remedied within such 30-day period, Employee may resign based on the Good Reason condition specified in the notice effective no later than 60 days following the expiration of the 30-day cure period.

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6.4. Employee Resignation. If Employee resigns from Employee’s employment for any reason other than for Good Reason during the Initial Term, Employee’s resignation shall be considered a material breach of this Agreement. Notwithstanding the foregoing, in such event, only the following shall apply: (i) Company shall pay Employee Employee’s Accrued Amounts on the Date of Termination, (ii) all other Company obligations to Employee hereunder, and all Employee’s obligations to Company hereunder, shall be automatically terminated and completely extinguished, (iii) this Agreement shall be automatically terminated, and (iv) each party shall have no claims against or liability to the other party under this Agreement. Further notwithstanding the foregoing, during the Initial Term, Employee may only resign after first providing 30 days’ prior written notice to the Company.

6.5. No Further Obligations. The amounts and benefits provided for in this Section shall be in lieu of any termination or severance payments or benefits for which Employee may be eligible or entitled, now or in the future, under any of the plans, policies, or programs of Company or any of its subsidiaries or affiliates. In addition, the amounts and benefits provided for in this Section shall be inclusive of all statutory severance payable or otherwise provided to Employee in relation to Employee’s employment by Company and the termination of Employee’s employment under this Agreement and compensation for all required notice periods. Except as otherwise expressly set forth in this Section, from and after the date of such termination, Employee shall (i) have no right to receive any further compensation (including salary or bonus) hereunder, and, (ii) except to the extent required by law, cease to be covered under or be permitted to actively participate in any benefits plans or programs.

6.6. Resignation from Officer Positions. If Employee’s employment with Company terminates for any reason, Employee shall be deemed to have resigned at that time from any and all positions that Employee may have held with Company or any of its affiliates, as designated by Company, or any other positions that Employee held on behalf of Company. If, for any reason, this Section is deemed insufficient to effectuate such resignation, following a reasonable opportunity to review, Employee hereby authorizes Company to execute any documents or instruments consistent herewith which Company may deem necessary or desirable to effectuate such resignation or resignations, and to act as Employee’s attorney-in-fact. Company will provide Employee with a copy of such documents.

6.7. Section 409A. Certain payments and benefits payable under this Agreement are intended to be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations and Internal Revenue Service guidance thereunder. To the extent the payments and benefits under the Agreement are subject to Section 409A of the Code, the Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of Sections 409A (a) (2), (3) and (4) of the Code and the Treasury Regulations and Internal Revenue Service guidance thereunder. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. If the parties determine that any payments or benefits payable under this Agreement subject to Section 409A of the Code do not comply with Section 409A of the Code, Company and Employee agree to amend this Agreement, or take such other actions as Company and Employee reasonably deem necessary or appropriate, to comply with the requirements of Section 409A of the Code, while preserving benefits that are, in the aggregate, no less favorable than the benefits as provided to Employee under this Agreement. If any provision of this Agreement would cause such payments or benefits to fail to so comply, such provision shall not be effective and shall be null and void with respect to such payments or benefits, and such provision shall otherwise remain in full force and effect.

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7. Noncompetition and Nonsolicitation with the Company’s NFT Business.

7.1. Noncompetition with the Company’s NFT Business. During a period of time beginning on the Effective Date and ending on the earlier of (i) the date that is thirty six (36) months from the Effective Date, or (ii) the occurrence of an “Event of Default” pursuant to Section 4.1, or a breach of Section 4.3, of the Convertible Promissory Note, dated June 30, 2021, issued by HUMBL to Phantom Power (the “Restricted Period”), and with respect to the Company’s NFT business only, Employee shall not, directly or indirectly (whether as a principal, agent, independent contractor, employee, partner, member, owner, or in any other similar capacity), own, manage, operate, control, participate in, perform services for, be employed by, or otherwise carry on, a business similar to or competitive with the Company’s NFT business anywhere in the United States or location in which the Company, during the Term, is engaged or intends to become engaged in the Company’s NFT business. Notwithstanding the foregoing, Employee shall not be prohibited from owning not more than one percent of the voting stock of any publicly traded entity that competes with the Company. However, the Company hereby acknowledges Employee’s ownership of Phantom Power, and expressly agrees that such ownership by Employee, and/or the provisions of service by Employee to Phantom Power under Section 3.3, shall not be deemed competitive or otherwise in breach of Employee’s obligations to the Company, provided that during the Term, Phantom Power does not expand into areas that it did not operate prior to the Closing Date (as defined below). Employee shall be permitted during the Term to cause Phantom Power to provide its services offered prior to the Closing Date to competitors of the Company. Additionally, this Section 7.1 shall not apply to, and during the Restricted Period, Employee shall be entitled to freely engaged in, any or all business or other activity relating to the business engaged in, and services performed, by the Company prior to the Closing Date (the “Pre-Closing Business”). During the Restricted Period, Employee shall be permitted to work in any business or industry in which the Company operated prior to the Closing Date, including without limitation, the entertainment industry. For purposes of this Agreement, “Closing Date” shall have the meaning given to it in that certain Membership Interest Purchase Agreement, dated as of June 30, 2021, among HUMBL, Inc, Phantom Power, LLC and Kevin Childress (the “Membership Purchase Agreement”)

7.1.1 Resignation During the Initial Term Without Good Reason. If Employee resigns from Employee’s employment for any reason other than for Good Reason during the Initial Term, during the Restricted Period, Employee shall not, directly or indirectly, own, manage, operate, control, participate in, perform services for, be employed by, or otherwise carry on, a business similar to or competitive with the Company’s business anywhere in the United States or location in which the Company, during the Initial Term, is engaged or intends to become engaged in the Company’s business. However, during the Restricted Period, Employee may continue to own and operate Phantom Power, provided that Phantom Power does not expand into areas that it did not operate prior to the Closing Date.

7.2. Nonsolicitation of Company Employees. During the Restricted Period, Employee shall not, directly or indirectly, recruit, solicit, induce, or influence (or seek to induce or influence) any person who is employed by, hired by, affiliated with, or acts as a consultant, independent contractor, or salesperson for, HUMBL or the Company to terminate or alter his/her relationship with HUMBL or the Company. Notwithstanding the forgoing, the prohibition in this Section 7.2 shall not restrict Employee or its designee from soliciting for employment or engagement, offering to hire or engage and/or hiring or engaging any person (i) who responds to general solicitation of employment or engagement (including through the use of advertisements or recruiting firms), or (ii) who ceases to be employed or engaged by the Company prior to any discussion regarding employment, engagement or other contact between Consultant or its designee and such person.

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7.3. Nonsolicitation of Customers for NFT Business. With respect to the Company’s NFT business only, during the Restricted Period, Employee shall not, directly or indirectly, without the prior written consent of the Company, solicit, encourage or take any other action which is intended to induce or encourage, or has the effect of inducing or encouraging, any customer, client or supplier who or which is, or had been within the prior two (2) years, a customer or potential customer, or supplier or potential supplier, of the Company or HUMBL to terminate or alter in any way such customer’s, client’s, or supplier’s relationship with the Company or HUMBL, nor shall Employee call on or solicit any such customers, clients or suppliers with respect to or on behalf of any business similar to or competitive with the Company’s or HUMBL’s NFT business. However, this Section 7.3 shall not apply to the Company’s Pre-Closing Business, and during the Restricted Period, Employee shall be permitted to solicit any customer, client, or supplier with respect to work in any business or industry in which the Company operated prior to the Closing Date, including without limitation, the entertainment industry.

7.3.1 Resignation During the Initial Term Without Good Reason. If Employee resigns from Employee’s employment for any reason other than for Good Reason during the Initial Term, during the Restricted Period, Employee shall not, directly or indirectly, without the prior written consent of the Company, solicit, encourage or take any other action which is intended to induce or encourage, or has the effect of inducing or encouraging, any customer, client or supplier who or which is, or had been within the prior two (2) years, a customer or potential customer, or supplier or potential supplier, of the Company or HUMBL to terminate or alter in any way such customer’s, client’s, or supplier’s relationship with the Company or HUMBL, nor shall Employee call on or solicit any such customers, clients or suppliers with respect to or on behalf of any business similar to or competitive with the Company’s or HUMBL’s NFT business.

7.4. Remedies. Employee expressly agrees and acknowledges that the covenant not to compete and the nonsolicitation covenants contained in this Section 7 are for the Company’s protection because of the nature and scope of the Company’s business and Employee’s position with and the scope of the duties, responsibilities and obligations delegated to Employee by the Company hereby. If any of the covenants or agreements contained in this Section 7 are materially violated or breached by Employee, Employee agrees and acknowledges that any such material violation or breach will cause irreparable injury to the Company and that the remedy at law for any such material violation or breach will be inadequate and that the Company will be entitled to injunctive relief and other equitable remedies. The noncompetition and nonsolicitation provisions set forth in Sections 7.1, 7.2, and 7.3 hereof, respectively, shall be extended by any period of time during which Employee is in material violation or breach of this Section 7.

7.5. Interpretation. It is the intention of the parties hereto that the noncompetition and nonsolicitation covenants contained in this Section 7 be enforced to the greatest extent (but to no greater extent) in time, scope, and degree of participation as is permitted by applicable law. To this end, the parties hereto agree that such covenants shall be construed to extend in time and territory and with respect to degree of participation only so far as they may be enforced, and that such covenants are to that end hereby declared divisible and severable because it is a purpose of this Agreement to govern competition by Employee anywhere in the United States in which the Company, during the Restricted Period, is engaged or intends to become engaged in the Company’s business.

7.6. Employee Acknowledgement. Employee acknowledges that Employee’s covenants and agreements in this Section 7 are reasonable and necessary to protect the Company’s legitimate interest in its proprietary information and goodwill. Employee acknowledges that this Section 7 is not so broad as to prevent Employee from earning a livelihood or practicing Employee’s chosen profession after termination or expiration of this Agreement. Employee further acknowledges that the covenants and agreements in this Section 7 shall remain enforceable if the Company terminates Employee’s relationship with the Company under this Agreement. Employee further acknowledges and agrees that without such restrictions, the Company would not have entered into this Agreement.

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8. Confidentiality Agreement. Employee agrees to execute a Confidential Information, Invention Assignment, and Arbitration Agreement in substantially the form attached hereto as Exhibit A (the “Confidentiality Agreement”).

9. Miscellaneous.

9.1. Severability. If any court determines that any provision of this Agreement or any part thereof is invalid or unenforceable, the remainder of this Agreement shall be given full force and effect without regard to the invalid portions. If any court determines that any provision of this Agreement or any part thereof is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be and in its reduced form such provision shall then be enforceable.

9.2. Notices. Any notice required or permitted hereunder to be given by either party shall be in writing and shall be delivered personally or sent by certified or registered mail, postage prepaid, or by overnight courier, or by facsimile or email to the party to the address the party may designate from time to time. A notice delivered personally shall be effective upon receipt. A notice sent by facsimile or email shall be effective twenty-four (24) hours after the dispatch thereof. A notice delivered by mail or by overnight courier shall be effective on the earlier of the date delivered (or delivery refused) or the third day after the day of mailing.

9.3. Successors and Assigns. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. This Agreement is for the unique personal services of Employee, and Employee shall not be entitled to assign any of his rights or obligations hereunder, except that Employee may assign his rights to payment under the Agreement.

9.4. Entire Agreement. This Agreement and any exhibits hereto constitute the entire agreement between the parties with respect to the employment of Employee. This Agreement can be amended or modified only in a writing signed by Employee and an authorized representative of the Company.

9.5. Counterparts. This Agreement may be executed in counterparts and by facsimile or electronic delivery of signature pages, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

9.6. Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of California without regard to California’s conflicts-of-law. To the extent that any lawsuit is permitted under this Agreement, the parties hereby expressly consent to the personal and exclusive jurisdiction and venue of the state and federal courts located in Los Angeles County, California for any lawsuit filed between Employee and the Company.

9.7. Arbitration. This Agreement shall be subject to the arbitration provisions set forth in Section 10 of the Confidentiality Agreement.

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9.8. Further Assurances. Each party agrees to execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken all such further or other actions as are reasonably necessary or desirable upon the request of any other party to more fully effectuate the purposes and intent of this Agreement.

9.9. Modification. No provision of this Agreement shall be amended, waived or modified except by an instrument in writing signed by all of the parties hereto.

9.10. Waiver. The waiver by either party of a breach by the other party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

9.11. Advice of Counsel. Employee hereby acknowledges that he has been, and hereby is, advised to seek legal counsel and to review this document with legal counsel of Employee’s choice. Employee acknowledges that this Agreement is written in a manner understandable to Employee.

9.12. Voluntary Execution. Employee represents and warrants that he has signed this Agreement voluntarily and of his own free will and that he has not been subjected to duress or undue influence from any source.

9.13. Waiver of Jury Trial. as a specifically bargained inducement for each of the parties to enter into this agreement (each party having had opportunity to consult counsel), each party expressly WAIVES THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT.

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In witness whereof, the parties hereto have executed this Employment Agreement as of the date first written above.

COMPANY:

Monster Creative, LLC

By:

Printed Name:

Title:

EMPLOYEE:

Doug Brandt, an individual

[Signature Page to Employment Agreement]

EXHIBIT A

CONFIDENTIAL INFORMATION, INVENTION ASSIGNMENT, AND ARBITRATION AGREEMENT